Subject to completion Preliminary

Pricing Supplement dated January 14, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

BARCLAYS CAPITAL

INVESTOR SOLUTIONS

Digital Notes due January 29, 2016 Linked to the Performance of the S&P 500® Index

These Digital Notes are linked to the performance of the S&P 500® Index (the “Index”). If the Closing Level of the Index on an Observation Date is equal to or greater than the Initial Level, investors will receive on the relevant Coupon Payment Date a coupon payment equal to the product of the Digital Percentage multiplied by the principal amount of the Notes. At maturity, if the Final Level of the Index is equal to or greater than the Initial Level, investors will receive (subject to our credit risk) their principal back, plus the final coupon payment. If the Final Level of the Index is less than the Initial Level, but equal to or greater than the Index Barrier, investors will receive (subject to our credit risk) their principal only. If the Final Level of the Index is less than the Index Barrier, investors will be fully exposed to any declines in the Index from the Initial Level to the Final Level and may lose some or all of their principal.

Terms and Conditions

Issuer Barclays Bank PLC

Issue Date January 31, 2011

Initial Valuation Date January 26, 2011

Maturity Date January 29, 2016*

Observation Dates Each of the dates specified below or, if such date is not an Index Business Day, the next following Index Business Day:

February 1, 2012, January 28, 2013, January 27, 2014, January 26, 2015 and January 26, 2016 (the final Observation Date).

Reference Asset S&P 500® Index

Digital Percentage [7.50%–9.50%]**

** The actual Digital Percentage will be determined on the Initial Valuation Date and will not be less than 7.50%

Index Barrier 50% of the Initial Level

Initial Level Closing Level on the Initial Valuation Date

Final Level Closing Level on the final Observation Date

Index Return Final Level-Initial Level

Initial Level

CUSIP 06740PZZ2

ISIN US06740PZZ25

* Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement.

Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement. Introduction

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Hypothetical Scenario Diagram

1st Observation Date: SPX >= Initial Level?

1st Observation Date: SPX >= Initial Level?

Yes

[7.50%] Coupon

2nd Observation Date: SPX >= Initial Level?

Yes

[7.50%] Coupon

3rd Observation Date: SPX >= Initial Level?

Yes

[7.50%] Coupon

4th Observation Date: SPX >= Initial Level?

Yes

[7.50%] Coupon

Final Observation Date: SPX >= Initial Level?

Yes

Principal plus [7.50%] Coupon

SPX < Initial Level but >=50% of Initial Level?

Yes No

Principal

Principal*(Final Level/Initial Level)

$[—] Digital Notes due January 29, 2016 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-6285

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 26, 2011

Issue Date:	January 31, 2011

Maturity Date:	January 29, 2016* (resulting in a term to maturity of approximately 5 years)

Denominations:	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	S&P 500® Index (the “Index”)

Coupon(s):

If the Closing Level of the Index on an Observation Date is greater than or equal to the Initial Level, you will receive on the relevant Coupon Payment Date a cash payment equal to the product of the Digital Percentage and the principal amount of your Notes, calculated per $1,000 principal amount Note as follows:

$1,000 × Digital Percentage

Ditigal Percentage:	[7.50%-9.50%]*** *** The actual Digital Percentage will be determined on the Initial Valuation Date and will not be less than 7.50%.

Closing Level:	For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Observation Date**:

Each of the dates specified below or, if such date is not an Index Business Day, the next following Index Business Day:

February 1, 2012 (the first Observation Date), January 28, 2013 (the second Observation Date), January 27, 2014 (the third Observation Date), January 26, 2015 (the fourth Observation Date) and January 26, 2016 (the final Observation Date).

Index Business Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Coupon Payment Date:	With respect to an Observation Date, the third Business Day following such Observation Date; provided, however, that the Coupon Payment Date with respect to the final Observation Date will be the Maturity Date.

Business Day:	London and New York

Initial Level:	[—], the Closing Level of the Index on the Initial Valuation Date

Final Level:	The Closing Level of the Index on the final Observation Date

Payment at Maturity:

If you hold your Notes to maturity, in addition to any Coupon with respect to the final Observation Date, you will receive the principal amount of your Notes only if the Final Level of the Index is equal to or greater than the Index Barrier. If the Final Level of the Index is less than the Index Barrier, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Index Return]

You will lose some or all of your principal at maturity if the Final Level of the Index is less than the Index Barrier.

Index Barrier:	[—] (equal to 50% of the Closing Level of the Index on the Initial Valuation Date, rounded to the nearest hundredth)

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PZZ2 and US06740PZZ25

*	If the scheduled final Observation Date is postponed because it is not an Index Business Day or as a result of the occurrence of a Market Disruption Event (as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement), the Maturity Date shall be the third Business Day following the final Observation Date, as postponed.
**	Subject to postponement in the event of a Market Disruption Event, as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or $[TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Calculation of Coupon Payment—Hypothetical Examples

The following examples illustrate hypothetical coupon payment per $1,000 principal amount Note with respect to an Observation Date. For purposes of the examples below, we assume the Initial Level to be 1,285.96 and the Digital Percentage of 7.50%. The hypothetical Closing Levels of the Index set forth below are for illustrative purposes only and may not be the actual Closing Levels of the Index on any Observation Date. The examples below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Example 1: The Closing Level of 1,350.26 on the Observation Date is Greater Than the Initial Level.

Because the Closing Level of 1,350.26 on the Observation Date is greater than the Initial Level of 1,285.96, the investor receives a coupon payment of $75 per $1,000 principal amount Note on the relevant Coupon Payment Date, calculated as follows:

$1,000 x 7.50% = $75

Example 2: The Closing Level of 1,285.96 on the Observation Date is Equal To the Initial Level.

Because the Closing Level of 1,285.96 on the Observation Date is equal to the Initial Level of 1,285.96, the investor receives a coupon payment of $75 per $1,000 principal amount Note on the relevant Coupon Payment Date, calculated as follows:

$1,000 x 7.50% = $75

PPS–3

Example 3: The Closing Level of 1,221.66 on the Observation Date is Less Than the Initial Level.

Because the Closing Level of 1,221.66 on the Observation Date is less than the Initial Level of 1,285.96, the investor receives no coupon payment on the relevant Coupon Payment Date.

Calculation of Payment at Maturity—Hypothetical Examples

The following table and examples illustrate hypothetical payment at maturity calculations. For purposes of the examples below, we assume the same Initial Level and the Digital Percentage as we do for the calculation of hypothetical coupon payments above and the Index Barrier of 642.98. The hypothetical Closing Levels of the Index set forth below are for illustrative purposes only and may not be the actual Closing Levels of the Index on the final Observation Date. The examples below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level (Equal to Closing Level on the final Observation Date)	Index Return	Payment at Maturity* (Not including the final Coupon)	Payment at Maturity* (Including the final Coupon)
2571.92	100.00%	$1,000.00	$1,075.00
2443.32	90.00%	$1,000.00	$1,075.00
2314.73	80.00%	$1,000.00	$1,075.00
2186.13	70.00%	$1,000.00	$1,075.00
2057.54	60.00%	$1,000.00	$1,075.00
1928.94	50.00%	$1,000.00	$1,075.00
1800.34	40.00%	$1,000.00	$1,075.00
1671.75	30.00%	$1,000.00	$1,075.00
1543.15	20.00%	$1,000.00	$1,075.00
1414.56	10.00%	$1,000.00	$1,075.00
1350.26	5.00%	$1,000.00	$1,075.00
1285.96	0.00%	$1,000.00	$1,075.00
1157.36	-10.00%	$1,000.00	$1,000.00
1028.77	-20.00%	$1,000.00	$1,000.00
900.17	-30.00%	$1,000.00	$1,000.00
771.58	-40.00%	$1,000.00	$1,000.00
642.98	-50.00%	$1,000.00	$1,000.00
514.38	-60.00%	$400.00	$400.00
385.79	-70.00%	$300.00	$300.00
257.19	-80.00%	$200.00	$200.00
128.60	-90.00%	$100.00	$100.00
0.00	-100.00%	$0.00	$0.00

*	per $1,000 principal amount Note.

Example 1: The Final Level of 1,350.26 is greater than the Initial Level of 1,285.96.

Because the Final Level of 1,350.26 is greater than the Initial Level of 1,285.96, the investors will receive a cash payment at maturity equal to the principal amount of the Notes, in addition to the final coupon payment.

Example 2: The Final Level of 1,285.96 is equal to the Initial Level of 1,285.96.

Because the Final Level of 1,285.96 is equal to the Initial Level of 1,285.96, the investors will receive a cash payment at maturity equal to the principal amount of the Notes, in addition to the final coupon payment.

Example 3: The Final Level of 900.17 is less than the Initial Level of 1,285.96 but is greater than the Index Barrier of 642.98.

Because the Closing Level on the final Observation Date is less than the Initial Level, no coupon will be payable with respect to the final Observation Date. Although the Final Level is less than the Initial Level, because the Final Level is greater than the Index Barrier of 642.98, the investors will receive a cash payment at maturity equal to the principal amount of the Notes.

PPS–4

Example 4: The Final Level of 514.38 is less than the Initial Level of 1,285.96 and the Index Barrier of 642.98.

Because the Closing Level on the final Observation Date is less than the Initial Level, no coupon will be payable with respect to the final Observation Date. Because the Final Level is less than the Index Barrier of 642.98, the investors will receive a cash payment at maturity equal to (a) the principal amount of the Notes plus (b) the principal amount of the Notes multiplied by the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × (514.38 -1,285.96/1,285.96)] = $400

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Observation Dates, the Coupon Payment Dates, any coupon payment(s), the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Market Disruption Event with respect to the Index as well as the consequences of that Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Digital Coupon Potential—If the Closing Level of the Index on an Observation Date is greater than or equal to the Initial Level, you will receive on the relevant Coupon Payment Date a digital coupon payment equal to the product of the Digital Percentage and the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount under the Notes is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Diversification Among U.S. Equities of the S&P 500® Index—The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income bearing executory contract with respect to the Index.

If your Notes are so treated, it would be reasonable (i) to treat any Coupons you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for United States federal income tax purposes and (ii) to recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a Coupon) and your basis in the Notes for United States Federal income tax purposes. Such capital gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES INVESTING IN THE NOTES.

PPS–5

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it could be asserted that (i) you should not include the Coupons in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Coupons that you receive; (ii) you should not include the Coupons in income as you receive them and instead, upon the sale or maturity of your Notes, you should treat any Coupons received as (a) an item of short-term capital gain if you receive at least your principal investment or (b) decreasing the amount of capital loss you recognize if you receive less than your principal investment; or (iii) if a Coupon is paid at maturity, such Coupon should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at maturity.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. For a discussion of the tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. For a discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. It is also possible that your Notes could be treated as a notional principal contract.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Digital Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Index and will depend on whether the Closing Level of the Index on an Observation Date is greater than or equal to the Initial Level, and whether the Final Level of the Index is less than the Index Barrier. If the

PPS–6

Closing Level of the Index on an Observation Date is less than the Initial Level, no coupon will be payable on the relevant Coupon Payment Date. If the Closing Level of the Index on each Observation Date is less than the Initial Level, you will receive no coupon payment throughout the term of the Notes. At maturity, if the Final Level of the Index is less than the Index Barrier, your principal will be fully exposed to any decline of the Index from the Initial Level to the Final Level and you will lose some or all of your principal.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to any final coupon payment, you will not receive more than the principal amount of your Notes. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes. You will not participate in any appreciation of the Index from the Initial Level.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Any Coupon Payment on any Coupon Payment Date is Not Linked to the Level of the Index at Any Time Other Than the Closing Level of the Index on the Relevant Observation Date as Compared to the Initial Level—Whether a coupon is payable on a Coupon Payment Date will be dependent solely on the Closing Level of the Index on the relevant Observation Date (subject to adjustments as described in the prospectus supplement) as compared to the Initial Level. Therefore, if the Closing Level of the Index on an Observation Date is less than the Initial Level, you will not be entitled to a coupon payment on the relevant Coupon Payment Date, regardless of the level of the Index at any other time on any other day(s).

•

Any Payment at Maturity is Not Linked to any Level of the Index Other Than the Final Level of the Index as Compared to the Index Barrier—The determination of the payment at maturity will not be made based on any level of the Index other than the Final Level of the Index on the final Observation Date (subject to adjustments as described in the prospectus supplement) as compared to the Index Barrier. Therefore, if the Final Level of the Index is less than the Index Barrier, your principal will be fully exposed to any decline of the Index from its Initial Level to its Final Level and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Index prior to such drop at a time when the level of the Index was at or above the Index Barrier.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Tax—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even if you do not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Index on any Observation Date, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

PPS–7

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from August 27, 2003 through January 12, 2011. The Index closing level on January 12, 2011 was 1,285.96.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any observation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–8